On Assignment, Inc. to Acquire Valesta

CALABASAS, Calif., Feb 23, 2011 (BUSINESS WIRE) -- On Assignment, Inc. (NASDAQ: ASGN) announced today that it has signed a definitive agreement to acquire Valesta, a privately owned provider of specialized staffing in the area of clinical research with headquarters in Mechelen, Belgium and branch offices in Spain and The Netherlands. This is the next step following the Letter of Intent executed and announced on December 22, 2010.

According to the terms of the agreement, On Assignment will pay EUR 12.8 million with a 3 year earn-out opportunity up to EUR 5.2 million. The Company intends to utilize a combination of cash on-hand and borrowing under its senior credit facility. The anticipated close date of this acquisition is Monday, February 28, 2011.

The acquisition is expected to be accretive to On Assignment's gross margins, EBITDA, and EPS in 2011.

"Valesta will not only enhance our service offering in a very attractive end market within Life Sciences, but it will also expand our international footprint," stated Peter Dameris, President and CEO of On Assignment, Inc. "The founders of Valesta will continue to lead and operate Valesta after the closing.

"We are focused on our organic and acquisition growth strategy to reach one billion dollars in revenue over the next five years. The acquisition of Valesta positions us well to reach our 2011 acquired revenue goals,'" continued Dameris.

About On Assignment, Inc.

On Assignment, Inc. (NASDAQ: ASGN), is a leading global provider of highly skilled, hard-to-find professionals in the growing life sciences, healthcare, and technology sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for their quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment was founded in 1985 and went public in 1992. The corporate headquarters are located in Calabasas, California, with a network of approximately 80 branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland, Belgium, and China. Additionally, physician placements are made in Australia and New Zealand. To learn more, visit www.onassignment.com.

About Valesta

Valesta has been building bridges between medical organizations and research associates since 1997. Companies in quest of outsourcing rely on Valesta to fill their vacancies. Consequently, Valesta provides fascinating careers at pharmaceutical firms, biotech companies, and contract research organizations. Over the last 10 years, Valesta's services have evolved from being the pioneer in clinical research outsourcing to an organization offering complete HR services to a wide range of clients. To learn more, visit www.valesta.be.

Safe Harbor

Certain statements made in this news release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involves a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2011. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, net income, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for the Company's services, its ability to attract, train and retain qualified staffing consultants, its ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of the Company's growth, continued performance of its enterprise-wide information systems, and other risks detailed from time to time in its reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 16, 2010 and the 10-Qs for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC on May 10, 2010, August 9, 2010 and November 8, 2010, respectively. The Company specifically disclaims any intention or duty to update any forward-looking statements contained in this news release.

SOURCE: On Assignment, Inc.

On Assignment, Inc.
Jim Brill
SVP, Finance and Chief Financial Officer
818-878-7900